Exhibit 99.1

Investor Relations: Raul Jacob Víctor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com	October 26, 2020 Southern Copper Corporation (NYSE and BVL: SCCO)

•	3Q20 net sales were $2,129.1 million, up 14.5% with regard to 3Q19. This growth was attributable to both an increase in sales and in copper and silver market prices. Sales volumes were up for copper (+2.1%), molybdenum (+10.7%), zinc (+7.0%) and silver (+0.2%) and improvements were reported for both silver prices (+44.8%) and copper prices (+12.5% - LME). Metal prices fell for molybdenum (-35.6%), which partially offset the contribution of additional sales volumes. In 9M20, net sales increased 3.7% with regard to those registered in 9M19.

•	3Q20 net income of $506.0 million was 29.9% higher than the 3Q19’s net income. The net income margin in the 3Q20 was 23.8% versus 21.0% in the 3Q19. This increase was mainly attributable to higher sales. On a QoQ basis, net income was 95.0% higher than in the 2Q20.

•	Cash flow from operating activities in the 9M20 was $1,688.0 million, which represented an increase of 23.2% over the $1,370.5 million posted in the 9M19. This improvement was attributable to strong cash generation at our operations, due to an increase in both sales volumes and cost control efficiencies.

•	3Q20 adjusted EBITDA was $1,125.9 million, which represented an increase of 24.0% with regard to the $907.7 million registered in 3Q19. The adjusted EBITDA margin in 3Q20 was situated at 52.9% versus 48.8% in 3Q19. On a QoQ basis, EBITDA was 46.2% higher than in 2Q20.

•	Copper production in 3Q20 decreased to 246,560 tons, 2.3% below the result reported in 3Q19. This was principally due to a decrease in production at our Peruvian mines (-8.6%), which was in turn attributable to lower ore grades. Copper production was partially offset by a 2.3% increase in production at our Buenavista mine in Mexico. In 9M20, copper production reported a slight increase (+0.6%) when compared to the same period in 2019. This was attributable to an increase in production at Cuajone (+8.6%) due to higher ore grades and recoveries as well as to growth in production at both Caridad (+2.1%) and the IMMSA mines (+31.2%). This was offset by lower production at the Buenavista (-2.6%) and Toquepala mines (-0.5%) due to lower ore grades.

•	By-product production: Molybdenum production increased (+7.8%) in 3Q20 compared with 3Q19 due to an increase in production at our Peruvian mines (+23.7%), which registered higher grades and recoveries, and to higher production at La Caridad mine (+4.4%). Molybdenum production was partially offset by lower production at our Buenavista mine (-18.2%). Mined silver production decreased by 1.3% in 3Q20 compared with 3Q19 due to a decrease in production at the Toquepala (-8.2%), Buenavista (-4.6%) and IMMSA (-3.0%) operations. This was offset by higher production at La Caridad (+23.4%) and Cuajone mines (+2.6%). For zinc, in spite of an increase in production of 1,315 tons at the San Martin mine, other IMMSA zinc operations reported a decrease in production, yielding a slight decrease of 0.4% in 3Q20 compared with 3Q19.

THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

In 9M20, molybdenum production increased 19.4% when compared to 9M19 due to higher production at all our open pit mines, with the exception of production at the Buenavista operation (-2.2%). Mined silver production increased 10.4% due to growth in production at all our mines, with the exception of production at Toquepala (-0.2%), while mined zinc production decreased 2.6% for the same period.

•	Operating cash cost per pound of copper net of by-product credits was $0.65 in 3Q20, which represented an improvement of 21.7% compared to the $0.82 reported in 3Q19. This drop is mainly attributable to a decrease in the production cost at our open pit operations of Toquepala and Cuajone. In 9M20, the operating cash cost per pound of copper, including by-product revenue credits, was $0.69. This represented an improvement of 17.8% compared to the $0.84 reported in 9M19, which was primarily due to a decrease in the production cost.

•	In the 9M20, we spent $348.8 million on capital investments, which represented 35.6% of net income.

•	Dividends: On October 22, 2020, the Board of Directors authorized a dividend of $0.50 per share payable on November 24, 2020, to shareholders of record at the close of business on November 11, 2020.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances said: “Despite the current volatile economic environment and the impacts of COVID-19 pandemic, SCC’s quarterly results clearly show our strong operational and financial position with a competitive $0.65 cash cost per pound, net of by-product credits. We continue to hold the effects of the pandemic at bay and are successfully developing our projects despite the current challenging environment. Our Company has been operating in total compliance with local, regional and national emergency measures, and now our workforce is gradually returning to work at all of our facilities.

We have a positive view on the evolution of the copper market, sustained by consumption growth in China and other emerging economies. We consistently share the benefits of SCC’s operations with our shareholders through dividends while, simultaneously, focusing on generating additional long-term value by driving highly competitive projects and cost reduction efforts. We are also committed to promoting the development of the local communities, regions and countries where we operate to share prosperity in a safe and sustainable environment, while promoting the wellbeing of these communities.”

Key Financial Data

	Third Quarter					Nine Months
			Variance					Variance
	2020	2019	$		%	2020	2019	$		%
	(in millions except per share amount and %s)
Sales	$2,129.1	$1,859.5	$269.6		14.5%	$5,634.2	$5,431.0	$203.2		3.7%
Cost of sales	948.9	906.5	42.4		4.7%	2,881.3	2,617.9	263.4		10.1%
Operating income	943.9	713.8	230.1		32.2%	2,054.3	2,121.2	(66.9)		(3.2)%
Net income	$506.0	$389.6	$116.4		29.9%	$980.3	$1,180.2	$(199.9)		(16.9)%
Net income margin	23.8%	21.0%	2.8	pp	13.3%	17.4%	21.7%	(4.3	)pp	(19.8)%
Adjusted EBITDA	1,125.9	907.7	218.2		24.0%	2,614.7	2,740.3	(125.6)		(4.6)%
Adjusted EBITDA margin	52.9%	48.8%	4.1	pp	8.4%	46.4%	50.5%	(4.1	)pp	(8.1)%
Income per share	$0.65	$0.50	$0.15		30.0%	$1.27	$1.53	$(0.26)		(17.0)%
Capital investments	$134.5	$182.7	$(48.2)		(26.4)%	$348.8	$536.1	$(187.3)		(34.9)%

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THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook for copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to make on-going investments in our considerable asset portfolio.

The conditions generated by the COVID-19 pandemic have prompted us to introduce new measures to reduce vulnerability at our project execution level. Sanitary measures include frequent COVID-19 testing; daily temperature checks; mask provision and mandatory use; social distancing at worksites and in the mine camps; and an obligatory quarantine period for our own and contractors’ personnel. In locations where infections are on the rise, some activities have been pushed back or scaled down, particularly at construction sites where personnel are required to work closely. All other engineering, procurement and construction activities that are not personnel-intensive, or where social distancing can be applied, are being executed at a normal pace. At this point, we do not expect significant delays in project execution.

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru show a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the Islay province population. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality-of-life in the region. We also have promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

In 3Q20 we received the results of a review of the social environment in the Tia Maria project, which was conducted by a global leader in environmental, social and governance assessments. This evaluation concluded the following regarding our project:

•	The Company has improved its community relations and the plan for water management system in place for the Tia Maria project is aligned with international standards.
•	The Company has aligned its corporate-wide practices with the Voluntary Principles on Security and Human Rights, a multi-stakeholder initiative that promotes principles to guide extracting companies in the process to provide security for their operations in a manner that respects human rights.

We are pleased and encouraged by these results, which reflect the positive impact of our Company’s social programs for Tia Maria and the Arequipa region.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. During the construction and operation phase, we will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction phase. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

3Q20	www.southerncoppercorp.com	Page 3 of 10

THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. We have completed the basic engineering study and the detailed engineering has reached 75% completion. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Purchase orders have been placed for major equipment, some of which is currently being manufactured. The project has all the necessary permits and the capital budget is $413 million. We expect to initiate operations in 3Q22. When completed, this new facility will double the Company’s zinc production capacity and will provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks is under construction and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect the project to begin production in the first half of 2022.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 325 million tons of ore with an average copper grade of 0.287%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million and we expect the project to start production in 2023 with an expected mine life of 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery.

El Arco – Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula, with ore reserves of over 2.4 billion tons; an ore grade of 0.426%, 0.3 billion tons of leach material an ore grade of 0.288%; and 0.11 grams of gold per ton. This project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to situate at 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. We are currently in the final stage of the land acquisition process for the project.

Conference Call

The Company’s third quarter and nine months earnings conference call will be held on Tuesday, October 27, 2020 beginning at 11:00 AM – ET (10:00 AM Lima and 9:00 AM Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S. 629-228-0768 outside the U.S. Raul Jacob, SCC Vice President of Finance, Treasurer & CFO

Conference ID:	4185805 and “Southern Copper Corporation Third Quarter 2020 Earnings Results”

3Q20	www.southerncoppercorp.com	Page 4 of 10

THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23
2Q 2020	2.42	2.43	8.24	0.89	16.54	1,710.51
3Q 2020	2.96	2.94	7.57	1.06	24.59	1,911.36
9M 2020	2.65	2.64	8.46	0.97	19.33	1,735.04

1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
2Q 2019	2.77	2.78	12.13	1.25	14.85	1,309.81
3Q 2019	2.63	2.62	11.76	1.06	16.98	1,474.36
4Q 2019	2.67	2.68	9.49	1.08	17.27	1,480.29
9M 2019	2.74	2.74	11.86	1.18	15.78	1,362.80
Average 2019	2.72	2.72	11.27	1.16	16.16	1,392.17

Variance: 3Q20 vs. 3Q19	12.5%	12.2%	(35.6)%	-%	44.8%	29.6%
Variance: 3Q20 vs. 2Q20	22.3%	21.0%	(8.1)%	19.1%	48.7%	11.7%
Variance: 9M20 vs. 9M19	(3.3)%	(3.6)%	(28.7)%	(17.8)%	22.5%	27.3%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	%	2020	2019	%
Copper (tons)
Mined	246,560	252,380	(2.3)%	741,624	737,361	0.6%
3rd party concentrate	11,478	9,190	24.9%	26,144	16,599	57.5%
Total production	258,038	261,570	(1.4)%	767,768	753,960	1.8%
Smelted	146,467	166,436	(12.0)%	464,544	439,726	5.6%
Refined and Rod	193,092	211,804	(8.8)%	594,621	583,817	1.9%
Sales	267,831	262,423	2.1%	789,666	733,350	7.7%

Molybdenum (tons)
Mined	7,685	7,130	7.8%	22,694	19,004	19.4%
Sales	7,689	6,946	10.7%	22,742	18,818	20.9%

Zinc (tons)
Mined	17,198	17,259	(0.4)%	52,167	53,558	(2.6)%
Refined	22,727	22,390	1.5%	75,675	76,743	(1.4)%
Sales	25,162	23,512	7.0%	77,761	76,855	1.2%

Silver (000s ounces)
Mined	5,317	5,388	(1.3)%	16,133	14,610	10.4%
Refined	2,997	3,279	(8.6)%	10,062	9,475	6.2%
Sales	5,407	5,397	0.2%	16,997	15,238	11.5%

3Q20	www.southerncoppercorp.com	Page 5 of 10

THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	VAR %	2020	2019	VAR %
	(in millions, except per share amount)
Net sales:	$2,129.1	$1,859.5	14.5%	$5,634.2	$5,431.0	3.7%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	948.9	906.5	4.7%	2,881.3	2,617.9	10.1%
Selling, general and administrative	33.4	32.0	4.4%	94.0	91.4	2.8%
Depreciation, amortization and depletion	196.0	200.3	(2.1)%	582.8	580.6	0.4%
Exploration	6.9	6.9	-%	21.8	19.9	9.5%
Total operating costs and expenses	1,185.2	1,145.7	3.4%	3,579.9	3,309.8	8.2%

Operating income	943.9	713.8	32.2%	2,054.3	2,121.2	(3.2)%

Interest expense, net of capitalized interest	(89.2)	(83.8)	6.4%	(277.9)	(245.6)	13.2%
Other income (expense)	(14.0)	(6.3)	122.2%	(22.4)	22.0	(201.8)%
Interest income	2.8	5.1	(45.1)%	14.9	13.1	13.7%
Income before income tax	843.5	628.8	34.1%	1,768.9	1,910.7	(7.4)%
Income taxes	338.5	241.0	40.5%	784.7	730.0	7.5%
Net income before equity earnings of affiliate	505.0	387.8	30.2%	984.2	1,180.7	(16.6)%
Equity earnings of affiliate	3.1	3.5	(11.4)%	1.0	4.2	(76.2)%
Net Income	508.1	391.3	29.8%	985.2	1,184.9	(16.9)%

Less: Net income attributable to non-controlling interest	2.1	1.7	23.5%	4.9	4.7	4.3%

Net Income attributable to SCC	$506.0	$389.6	29.9%	$980.3	$1,180.2	(16.9)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.65	$0.50	30.0%	$1.27	$1.53	(17.0)%
Dividends paid	$0.40	$0.40	-%	$1.00	$1.20	(16.7)%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2020	2019	2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,145.4	$1,925.1	$1,935.2
Short-term investments	30.7	80.7	1.7
Accounts receivable	1,036.8	911.8	918.6
Inventories	977.3	1,068.5	1,062.2
Other current assets	147.6	198.6	259.9
Total current assets	4,337.8	4,184.7	4,177.6

Property, net	9,144.7	9,371.0	9,395.3
Leachable material, net	1,165.8	1,230.3	1,224.9
Intangible assets, net	144.8	148.4	152.0
Related parties receivable	58.0	59.5	60.0
Right-of-use assets	994.7	1,046.4	1,061.7
Deferred income tax	214.1	183.9	221.0
Other assets	188.5	183.2	201.9
Total assets	$16,248.4	$16,407.4	$16,494.4

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	$399.8	$399.7
Accounts payable	$566.8	598.3	575.0
Income taxes	190.2	116.3	80.7
Accrued workers’ participation	166.4	174.9	141.1
Other accrued liabilities	238.3	187.2	235.7
Total current liabilities	1,161.7	1,476.5	1,432.2

Long-term debt	6,543.4	6,541.0	6,540.4
Lease liabilities	924.1	977.8	994.5
Deferred income taxes	140.4	178.3	205.1
Non-current taxes payable	-	0.7	62.7
Other liabilities	137.2	112.6	137.6
Asset retirement obligation	272.4	262.3	251.6
Total non-current liabilities	8,017.5	8,072.7	8,191.9

EQUITY
Stockholders’ equity:
Common stock	3,434.5	3,433.7	3,424.4
Treasury stock	(3,048.0)	(3,048.9)	(3,039.9)
Accumulated comprehensive income	6,632.7	6,425.5	6,436.8
Total stockholders’ equity	7,019.2	6,810.3	6,821.3
Non-controlling interest	50.0	47.9	49.0
Total equity	7,069.2	6,858.2	6,870.3

Total liabilities and equity	$16,248.4	$16,407.4	$16,494.4

As of September 30, 2020, December 31, 2019 and September 30, 2019, there were 773.1 million shares outstanding.

3Q20	www.southerncoppercorp.com	Page 7 of 10

THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in millions)
OPERATING ACTIVITIES
Net income	$508.1	$391.3	$985.2	$1,184.9
Depreciation, amortization and depletion	196.0	200.3	582.8	580.6
Deferred income tax	(45.9)	(23.8)	(57.2)	26.4
Change in operating assets and liabilities	130.1	15.8	190.7	(440.5)
Other, net	5.2	1.6	(13.5)	19.1
Net cash provided by operating activities	793.5	585.2	1,688.0	1,370.5

INVESTING ACTIVITIES
Capital investments	(134.5)	(182.7)	(348.8)	(536.1)
Sale of short-term investment, net	-	117.1	50.0	212.0
Other, net	0.8	0.1	1.2	0.2
Net cash used in investing activities	(133.7)	(65.5)	(297.6)	(323.9)

FINANCING ACTIVITIES
Debt incurred / (repaid)	-	987.3	(400.0)	987.3
Dividends paid	(309.2)	(309.2)	(773.1)	(927.7)
Distributions to non-controlling interest	(0.1)	(0.8)	(2.5)	(0.9)
Capitalization of debt issuance cost	-	(9.8)	0.1	(9.8)
Other	0.4	-	0.4	0.4
Net cash (used in) provided by financing activities	(308.9)	667.5	(1,175.1)	49.3

Effect of exchange rate changes on cash	(14.3)	(4.2)	5.0	(5.3)

Increase in cash and cash equivalents	$336.6	$1,183.0	$220.3	$1,090.6

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THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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THIRD QUARTER AND NINE MONTHS 2020 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Third Quarter		Year to date
	2020	2019	2020	2019
Net income attributable to SCC	$506.0	$389.6	$980.3	$1,180.2
Add:
Net income attributable to the non-controlling interest	2.1	1.7	4.9	4.7
Income taxes	338.5	241.0	784.7	730.0
Interest expense	89.2	83.8	277.9	245.6
Depreciation, amortization and depletion	196.0	200.3	582.8	580.6
Fuel tax refund	-	(0.1)	-	16.5
Less:
Equity earnings of affiliate	(3.1)	(3.5)	(1.0)	(4.2)
Interest income	(2.8)	(5.1)	(14.9)	(13.1)
Adjusted EBITDA	$1,125.9	$907.7	$2,614.7	$2,740.3

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

	3er quarter 2020		3rd quarter 2019		YTD September 2020		YTD September 2019
Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by- product revenues and Operating Cash Cost net of by-product revenues	$ million	¢per pound	$ million	¢per pound	$ million	¢per pound	$ million	¢per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	948.9	180.3	906.5	167.8	2,881.3	181.7	2,617.9	165.4
Add:
Selling, general and administrative expenses	33.4	6.3	32.0	5.9	94.0	5.9	91.4	5.8
Treatment and refining charges net of sales premiums	10.3	2.0	6.4	1.2	19.8	1.2	28.1	1.8
Less:
Workers participation	(77.9)	(14.8)	(56.8)	(10.5)	(172.6)	(10.9)	(163.8)	(10.4)
Purchased concentrates from third parties	(145.3)	(27.6)	(72.5)	(13.4)	(418.8)	(26.4)	(185.4)	(11.7)
Other charges	(45.7)	(8.7)	(14.0)	(2.6)	(98.8)	(6.1)	(87.0)	(5.5)
Inventory change	(9.9)	(1.9)	9.7	1.8	(170.8)	(10.8)	56.3	3.6
Operating cash cost before by-product revenues	713.8	135.6	811.3	150.2	2,134.1	134.6	2,357.5	149.0

Less by-products revenue	(374.3)	(71.1)	(366.3)	(67.8)	(1,035.9)	(65.3)	(1,024.5)	(64.7)

Operating cash cost, net of by-products revenue	339.5	64.5	445.0	82.4	1,098.2	69.3	1,333.0	84.3

Total pounds of copper produced, in millions		526.4		540.1		1,586.0		1,582.4

3Q20	www.southerncoppercorp.com	Page 10 of 10